Exhibit 10.1

Pendrell Corporation
2015 Incentive Plan

I. INTRODUCTION

a. Objective: The objective of this 2015 Incentive Plan (the “2015 Plan”) is to (i) enhance shareholder value by promoting a strong connection between employee contributions and financial performance of Pendrell Corporation and its subsidiaries (collectively, the “Company”); (ii) encourage and support achievement of the business objectives of the Company ; and (iii) promote retention of employees of the Company.

b. Participants: This plan applies to all Company employees who have discretionary performance bonus target percentages in their employment letters (the “Participants”).

c. Effective Date: This 2015 Plan is effective for 2015, beginning January 1, 2015 and automatically expiring on December 31, 2015.

d. Discretionary Plan: All benefits under this 2015 Plan are benefits provided at the discretion of the Company. Participation in this 2015 Plan does not convey any entitlement to participate in this or future plans or to the same or similar incentive awards. The Company’s chief executive officer (the “CEO”) and the Compensation Committee (the “Compensation Committee”) of Pendrell Corporation’s Board of Directors (the “Board”) have the discretion to award less than the amounts calculated pursuant to this 2015 Plan (including to award zero percent), subject to applicable legal restrictions.

e. Changes in the Plan: The Company reserves the right to modify this 2015 Plan, in total or in part, at any time. Any such modification must be approved by the Compensation Committee.

f. Interpretations: The Compensation Committee retains discretion to construe and interpret this 2015 Plan and any awards granted under it. Such interpretations shall be final, conclusive and binding on all persons, and shall be given the maximum deference permitted by law.

g. Entire Agreement: This 2015 Plan is the entire agreement between the Company and the Participant regarding the subject matter of this 2015 Plan and supersedes all prior incentive plans, or any written or verbal representations regarding the subject matter of this 2015 Plan.

II. ELIGIBILITY AND INCENTIVE PLAN ELEMENTS

a. Eligibility: Participants are eligible for an incentive award under this 2015 Plan if they meet all the following requirements: (i) have a performance bonus target percentage stated in their employment letter; (ii) are not on a performance improvement plan at the time of the Compensation Committee’s approval of incentive awards; and (iii) are employed by the Company on the day incentive awards are paid or issued, with the expectation that payment or issuance will occur no later than March 15, 2016. Any exception to the foregoing must be approved by the CEO for Participants other than the Function Heads, and by the Compensation Committee for Function Heads.

b. Base Salaries: A Participant’s annualized base salary in effect at the end of 2015 represents the basis for the calculation of the Participant’s incentive award, unless the Participant reduces his or her work schedule during 2015, in which case the basis for the calculation of the Participant’s incentive award shall be the actual base salary paid for work performed in 2015. Nothing in this 2015 Plan, or arising as a result of a Participant’s participation in this 2015 Plan, shall prevent the Company from changing a Participant’s annual base salary at any time based on such factors as the Company in its sole discretion determines appropriate.

c. Performance Bonus Target Percentages: A Participant’s performance bonus target percentage is the percentage set forth in the Participant’s employment letter, as updated from time to time.

d. Company Performance Factor: The Company’s performance will be reflected as a percentage determined by the Company’s achievement of budgeted revenue, expense and AEBITDA targets for 2015, per the budget approved by the Board. The manner by which the Company performance factor is calculated is described in the attached Exhibit A.

e. Individual Performance Factor: A Participant’s individual performance factor will be reflected as a percentage determined by reference to achievement of individual objectives. If the Participant’s manager determines that the Participant exceeded expectations, the CEO shall set the Participant’s individual performance factor at no less than 75% and no greater than 125%. If the Participant’s manager determines that the Participant met expectations, the CEO shall set the Participant’s individual performance factor at no less than 35% and no greater than 65%. If the Participant’s manager determines that the Participant failed to meet expectations, the individual performance factor will be 0%. Notwithstanding the forgoing, the CEO retains discretion to designate an individual performance factor that is greater or less than the individual performance factor derived from the forgoing calculation.

f. Weighted Performance Factor: A Participant’s role in the Company will determine the extent to which Company performance and individual performance factor into the Participant’s incentive award. Roles are defined as Function Head, People Manager, Subject Matter Expert, and Individual Contributor. Specifically, a Participant’s weighted performance factor is the sum of (a) the Company performance factor multiplied by the percentage by which Company performance impacts the Participant’s incentive award, plus (b) the Participant’s individual performance factor multiplied by the percentage by which individual performance affects the Participant’s incentive award. This weighting of Company performance and individual performance by employee category is as follows:

	Company	Individual
Position	Performance	Performance
Function Heads	85%	15%

People Managers	60%	40%

Subject Matter Experts	50%	50%

Individual Contributors	20%	80%

g. Proration: A Participant’s weighted performance factor will be pro-rated for the number of calendar days during 2015 that the Participant is eligible for an incentive award. For example, the proration factor for a Participant who has been eligible for an incentive award under the 2015 Plan the entire year will be 1.00. For a Participant who has been eligible for an incentive award under the 2015 Plan for 6 months, the factor will be 0.50. Participants in the following situations will have a proration factor of less than 1.00: (i) Participants who have been in the 2015 Plan less than 12 months (such as new hires); (ii) Participants who have been on a leave of absence of any length during 2015; and (iii) Participants who were subject to a performance improvement plan for part of 2015.

h. Incentive Award Calculation: The incentive award for each Participant other than the CEO shall be determined by multiplying the Participant’s base salary by the Participant’s performance bonus target percentage, then multiplying by the Participant’s weighted performance factor, and then pro-rated (if applicable) pursuant to paragraph (g) above.

i. Form of Award: The Company may pay an incentive award solely in cash, or may pay up to fifty percent (50%) of an incentive award in Pendrell Corporation’s Class A common stock (“Stock”). If the Company elects to pay a portion of an incentive award in Stock, the Stock will be issued pursuant to the Pendrell Corporation 2012 Equity Incentive Plan, and shall be valued at its closing price on the date on which the Compensation Committee approves incentive awards. The Company shall, as required by law, withhold tax on the Stock award by: (i) withholding a portion of the cash incentive award in an amount equal to the required withholding; (ii) allowing the Participant to tender a cash payment for the required withholding; or (iii) allowing the Participant to relinquish Stock from the incentive award with a value of the required withholding.

III. MISCELLANEOUS

a. Procedure: A copy of this 2015 Plan will be made available to each Participant. All incentive awards will be made after all required or elected withholdings have been deducted.

b. Governing Law: This 2015 Plan is governed by the laws of the State of Washington.

c. Dispute Resolution: Any dispute concerning this 2015 Plan or any awards made or entitlements claimed under this 2015 Plan will be resolved in binding arbitration in a proceeding in Kirkland, WA administered by and under the rules and regulations of National Rules for the Resolution of Employment Disputes of the American Arbitration Association. All participants in any such dispute or claim will treat the arbitration process and the activities that occur in the proceedings as confidential.

EXHIBIT A

Pendrell 2015 Company Performance Factors

The Company performance factor is the sum of the four (4) percentages as described below; provided, however, the CEO may, for high performing business units, increase the Company performance factor by up to 15%.

1) Meet or exceed 2015 Budget for non-variable cash expenses1 – Weight 50% (40% for Function Heads)

Variance to Expense Budget	Achievement %
>30% over expense budget	30% achievement (minimum)

30% over expense budget	60% achievement

20% over expense budget	75% achievement

10% over expense budget	90% achievement

At expense budget	100% achievement

10% under expense budget	110% achievement

20% under expense budget	120% achievement

30% under expense budget	130% achievement

40% or > under expense budget	140% achievement

2) Meet or exceed 2015 Budget for revenue– Weight 40%

% of Annual Revenue	Achievement %
100% or less of target	50% achievement (minimum)

101-116%	100% achievement

116-144%	125% achievement

144%-197%	135% achievement

197% or greater	150% achievement

3) Meet or exceed 2015 Budget for AEBITDA– Weight 10%

Variance from AEBITDA target	Achievement %
20% or greater adverse variance	20% achievement (minimum)

12-19% adverse variance	50% achievement

1-11% adverse variance	80% achievement

0-13% favorable variance	90% achievement

14-32% favorable variance	110% achievement

33%-57% favorable variance	135% achievement

58% or more favorable variance	175% achievement

4) For Function Heads: achieve favorable variance from their cost center P&L – Weight 10%

P&L	Achievement %
Unfavorable variance to Budget	25% achievement

Favorable variance to Budget	125% achievement

[1]	Extraordinary expenses associated with unbudgeted initiatives may be excluded